UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2005

SIRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50669	94-3245315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

148 E. Brokaw Road San Jose, California	95112
(Address of principal executive offices)	(Zip Code)

        (408) 392-8300

(Registrant’s telephone number,

including area code)

                                                         N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2005, SiRF Technology Holdings, Inc. (“SiRF”), a Delaware corporation, entered into an agreement (the “Agreement”) to acquire Kisel Microelectronics, AB, a privately held limited liability company (“Kisel”) based in Stockholm, Sweden. Under the terms of the Agreement, in exchange for all of the outstanding capital stock of Kisel, SiRF has agreed to pay $20.5 million in cash and issue approximately 781,269 shares of SiRF Common Stock at closing, plus two contingent future payments in cash on the first and second anniversary of the closing date to certain of the Kisel shareholders upon achievement of certain milestones. In the aggregate, such contingent payments will not exceed $3.7 million. All of the shares of SiRF Common Stock will be issued at the closing contingent upon the continued employment of the recipient, with the contingency being released over four years. The maximum purchase price for Kisel is approximately $33 million, including the maximum contingent cash payments and all of the shares of SiRF Common Stock. The shares of SiRF Common Stock will be issued pursuant to an exemption under the Securities Act of 1933, as amended. Completion of this transaction is subject to customary closing conditions.

On April 20, 2005, SiRF issued a press release announcing the Agreement. A copy of the release is filed herewith as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

Under the terms of the Agreement described in Item 1.01 above, SiRF will issue an aggregate of approximately 781,269 shares of Common Stock, $0.0001 par value, to the shareholders of Kisel at closing. These shares will be issued pursuant to an exemption under Regulation S promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2005

SIRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Walter D. Amaral
Walter D. Amaral Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 20, 2005.